AMENDMENT TO THE
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                               REVISED BYLAWS OF
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                           ALEXANDER & BALDWIN, INC.
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         The Revised Bylaws of Alexander & Baldwin, Inc., as amended effective
February 22, 2001 ("Bylaws"), are hereby amended, effective February 24, 2005, as follows:

         Article III of the Bylaws is hereby amended by adding the following new
Section 12:

         "SECTION 12. Limited One-Year Waiver of Retirement Age. The Board of Directors, by resolution adopted on or before March 7, 2005 by a majority of the directors then in office, may waive, for one or more designated persons who previously have achieved the age of seventy-two years, any prohibition on such person or persons being elected a director at any annual or special meeting after achieving such age; provided, however, that no person to whom such waiver applies shall thereafter be elected as a director at any annual or special meeting if such person has achieved the age of seventy-three years. Subsequent to March 7, 2005, no waivers may be granted by the Board of Directors pursuant to this Section 12."